Exhibit 5.1
May 10, 2024

Re: Registration Statement on Form S-8 Relating to the Portland General Electric Company’s 2007 Employee Stock Purchase Plan

Ladies and Gentlemen:

At your request, as Senior Vice President, Chief Legal and Compliance Officer of Portland General Electric Company, an Oregon corporation, I am rendering this opinion in connection with the offer and sale of 500,000 shares of Portland General Electric Company’s common stock (the “Shares”) pursuant to the Portland General Electric Company’s 2007 Employee Stock Purchase Plan, as described in the above-referenced Registration Statement (the “Registration Statement”). I, or other members of Portland General Electric Company’s Legal Department acting at my direction and under my supervision, have examined such instruments, documents, and records as I or we have deemed relevant or necessary for the basis of this opinion.

In such examination, I or we have assumed the following: (a) the authenticity of original documents and the genuineness of all signatures; (b) the conformity to the originals of all documents submitted as copies; and (c) the truth, accuracy and completeness of the information, representations and warranties contained in the records, documents, instruments and certificates I or we have reviewed. Based on such examination, I am of the opinion that the Shares, when issued in accordance with the provisions of the Plan, will be validly issued, fully paid and nonassessable.

The opinions set forth in this letter are limited to the State of Oregon, as in effect on the date hereof. I hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and to the use of my name wherever it appears in said Registration Statement. In giving this consent, I do not thereby admit that I am within the category of persons whose consent is required under section 7 of the Securities Act of 1933 or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours,

/s/ Angelica Espinosa

Angelica Espinosa
Senior Vice President, Chief Legal and Compliance Officer